Exhibit 10.1

EV Group	-1 -	[***]

CERTAIN CONFIDENTIAL PORTIONS HAVE BEEN REDACTED FROM THIS EXHIBIT BECAUSE THEY ARE BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. INFORMATION THAT HAS BEEN OMITTED HAS BEEN IDENTIFIED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

AGREEMENT OF SALE

FOR

[***] Automated Production Bonding System [***]

concluded by and between

Akoustis, Inc.

with business address at 5450 Campus Drive, Canandaigua, NY 14424 hereinafter referred to as “Buyer”

and

EV Group Inc.

with business address at 7700 South River Parkway, Tempe, AZ 85284, USA hereinafter referred to as “Seller”

WHEREAS, Buyer wishes to acquire the Product as defined herein for the purposes as chosen and determined by Buyer,

AND WHEREAS, Seller is willing and able to sell, deliver, install and commission the Product,

NOW THEREFORE, Buyer and Seller (hereinafter referred to as “Parties”) enter into this agreement of sale (hereinafter referred to as “Agreement”) and upon order confirmation by Seller or signing of this Agreement by both Parties, as the case may be (hereinafter referred to as “Entering into Force of this Agreement”) mutually agree as follows:

1.	SUBJECT MATTER OF THIS AGREEMENT AND DEFINITIONS

1.1.	Subject to the terms and conditions of this Agreement Seller sells to Buyer and Buyer acquires from Seller the Product in accordance with the following key terms:

Product:	[***] Automated Production Bonding System [***] as described in more detail by the Scope of Delivery.

Scope of Delivery:	The scope of deliveries and services to be provided by Seller to Buyer with respect to the Product as set out in Clause 2. and Annex 1 to this Agreement.

Contract Price:	in total US $[***] (exclusive of VAT, if any) for [***] Automated Production Bonding System [***].

Payment Terms:	The Contract Price shall be due and payable by Buyer prompt and net in the following instalments:

(a) thirty percent (30%) upon order confirmation by Seller or signing of this Agreement by both Parties, as the case may be;

(b) sixty percent (60%) upon Source Inspection Test at the production site in Austria or prior to delivery of the Product; and

(c) ten percent (10%) upon Final Acceptance of the Product (or within 90 days unless delays are the responsibility of EVG)

Availability for Delivery:	The Product shall be made ready for delivery by Seller at the production site in Austria within a period of 7 months from the date of order confirmation by Seller or signing of this Agreement by both Parties, as the case may be.

Delivery Terms:	DDP Akoustis Technologies, Inc, Canandaigua, NY according to Incoterms 2010.

Buyer’s Installation Site:	Buyer’s site located in Canandaigua, NY, where the Product is to be installed.

1.2.	Defined terms shall have the meaning as set forth in this Agreement, in particular in Clause 1.1., above.

Confidential

EV Group	-2 -	[***]

2.	SCOPE OF DELIVERY OF SELLER FOR THE PRODUCT

2.1.	The Scope of Delivery of Seller under this Agreement shall consist of the following deliveries and services to be provided by Seller to Buyer with respect to the Product as described in more detail in Annex 1 to this Agreement:

(a)	Hardware of the Product according to Annex 1 to this Agreement;

(b)	Layout and foundation drawings for the Product and site preparation data for the Product at Buyer’s Installation Site, to be supplied within a period of six (6) weeks upon Entering into Force of this Agreement;

(c)	Packing and delivery of the Product in accordance with the Delivery Terms;

(d)	Performance of the Source Inspection Test of the Product at the production site in Austria according to Clause 6. of this Agreement;

(e)	Transport and insurance of the Product from the point of delivery in accordance with the Delivery Terms to Buyer’s Installation Site;

(f)	Installation and commissioning of the Product and performance of the Acceptance Test for the Product at Buyer’s Installation Site according to Clauses 8. and 9. of this Agreement, provided, however, that any and all additional deliveries and services provided by Seller due to a prolongation or complication of the installation, commissioning and/or Acceptance Test process which are due to reasons attributable to Buyer shall be chargeable separately to Buyer at the then applicable prices of Seller;

(g)	One set of operating and maintenance manual for the Product in English on CD-ROM (in PDF-format); and

(h)	Training as specified in Clause 11. of this Agreement.

2.2.	Any and all additional deliveries and services which Seller provides to Buyer and which go beyond the Scope of Delivery of Seller under this Agreement shall be chargeable separately to Buyer at the then applicable prices of Seller.

3.	DELIVERIES AND SERVICES TO BE PROVIDED BY BUYER

3.1.	In connection with the delivery, installation and commissioning of the Product by Seller, Buyer shall make available the following facilities, equipment, installations and materials and Buyer shall provide the following services:

(a)	Any and all civil works and services at Buyer’s Installation Site, including, but not limited to, any and all foundations, buildings, pits, cable ducts, according to the specifications and layout and foundation drawings supplied by Seller, as well as fulfilment of any and all premises requirements, including, but not limited to, clean room facilities and installations or similar installations;

Confidential

EV Group	-3 -	[***]

(b)	Electricity supply at Buyer’s Installation Site up to the main switch of the Product;

(c)	Exhaust pipes and the connection and supply lines at Buyer’s Installation Site to the connecting points of the Product for any and all utilities, including, but not limited to, cooling water, compressed air, process gases, in each case according to the specifications and layout and foundation drawings for the Product supplied by Seller;

(d)	Unloading, handling and moving of the Product from Buyer’s receiving area to the specific place of installation of the Product at Buyer’s Installation Site;

(e)	Substrates and any other materials required for commissioning of the Product and for the performance of the Source Inspection Test at the production site in Austria as well as any substrates, materials and all other operating expenses for the installation and commissioning of the Product and for the performance of the Acceptance Test at Buyer’s Installation Site;

(f)	Lifting devices, including, but not limited to, necessary operators for such lifting devices at Buyer’s Installation Site;

(g)	Any other facilities, equipment, installations, materials and services which Seller may reasonably require from Buyer in order for Seller to duly and timely fulfil its obligations hereunder.

3.2.	Buyer shall make available its deliveries and provide its services pursuant to Clause 3.1. of this Agreement in such a way and in such a timely manner, as this may be reasonably required by Seller and/or which enables Seller to duly and timely fulfil its obligations under this Agreement. Should Buyer not or not timely perform its obligations hereunder, any performance time of Seller shall be extended accordingly and any and all additional deliveries and services provided by Seller in this respect shall be chargeable separately to Buyer at the then applicable prices of Seller.

3.3.	In order to enable Seller to perform the Source Inspection Test and the Acceptance Test for the Product, Buyer shall supply to Seller in minimum five (5) wafers for each substrate type at the latest within two (2) weeks upon Entering into Force of this Agreement, unless this is provided for differently in the Acceptance Test Protocol in Annex 3 to this Agreement.

4.	CONTRACT PRICE FOR THE PRODUCT AND PAYMENT

4.1.	With the Contract Price the deliveries and services of Seller for the Product as expressly covered by the Scope of Delivery shall be compensated. Any and all additional deliveries and services provided by Seller shall be chargeable separately to Buyer at the then applicable prices of Seller.

Confidential

EV Group	-4 -	[***]

4.2.	The Contract Price shall be due and payable by Buyer to Seller in accordance with the Payment Terms.

4.3.	Payment of the Contract Price as well as payment of any other amounts due and payable by Buyer to Seller under this Agreement shall be exclusively effected in US $ net of any costs and charges by immediately available funds or by wire or similar bank transfer into the account of Seller designated on the respective invoice issued by Seller.

4.4.	Buyer shall refund to Seller any value added tax (VAT), sales tax or other tax arising out of or related to the sale of the Product that Seller is by law required to collect from Buyer or to pay on Buyer’s behalf. Any, duties, stamp duties, customs duties, transfer taxes, dues, fees or other charges in connection with the execution and/or performance of this Agreement, in particular those imposed by authorities in the country of Buyer’s Installation Site, shall be borne by Seller.

4.5.	Buyer shall have no right to retain or set-off any part of the Contract Price or any other payment due under this Agreement with claims Buyer may have against Seller.

5.	AVAILABILITY FOR DELIVERY OF THE PRODUCT AND FORCE MAJEURE

5.1.	The Product shall be made ready for delivery by Seller at the production site in Austria at the date or within the time frame of the agreed upon Availability for Delivery and thereupon shall be delivered to Buyer in accordance with the Delivery Terms.

5.2.	Seller shall not be responsible for any delays arising from reasons not attributable to Seller including, but not limited to, any failure by Buyer to provide the facilities, equipment, installations materials or services set out in Clause 3. of this Agreement in time or to make Buyer’s Installation Site complete and ready before the start of installation of the Product, nor for any delays arising from Force Majeure.

5.3.	Neither Buyer nor Seller shall be liable for partial or complete non-fulfilment of their obligations under this Agreement, if they are prevented from fulfilling their obligations due to events of force majeure, which shall be any circumstance beyond the reasonable control of the respective Party, including, but not limited to, acts of God, insurrection, strike, riot and civil unrest, war (whether declared or not), failures by vendors, work stoppages, embargoes, acts of terror, sabotage, fire, flood, earthquake, other unusually severe weather conditions or natural catastrophe, acts of government, and other unforeseeable circumstances beyond the respective Party’s reasonable control (herein referred to as “Force Majeure”).

Confidential

EV Group	-5 -	[***]

5.4.	Buyer shall not be entitled to claim Force Majeure in respect of acts of Government if Buyer itself is an organ of that government or is directly or indirectly owned or controlled by or related to that government. In case of an event of Force Majeure, performance of this Agreement, as well as the relevant obligations of Buyer and Seller under this Agreement, shall be suspended for the period during which such event of Force Majeure lasts. The Party claiming an event of Force Majeure shall notify the other Party in writing of the beginning and expected duration of such Force Majeure event immediately. A certificate issued by a relevant official source or any other documents which reasonably provide evidence on the occurrence of the Force Majeure event will constitute a sufficient proof of the existence and duration of the respective event of Force Majeure. In case an event of Force Majeure should last for more than six (6) months, the Parties will endeavour to terminate this Agreement on a fair and amicable basis.

6.	SOURCE INSPECTION TEST OF THE PRODUCT AT PRODUCTION SITE

6.1.	The Product will be fully assembled and commissioned at the production site in Austria, and will be subject to a source inspection test to be performed by Seller or an affiliate of Seller at such production site prior to delivery of the Product in accordance with the mutually agreed Source Inspection Test Protocol in Annex 2 to this Agreement (herein referred to as “Source Inspection Test”). The purpose of the Source Inspection Test is to demonstrate that the Product fulfils its machine functions (e.g. substrate handling) without any chemicals or other machine contaminants as set forth in the Source Inspection Test Protocol in Annex 2 to this Agreement and is ready for delivery to Buyer. Substrates and any other materials needed for performance of the Source Inspection Test shall be duly and timely supplied by Buyer at its own costs.

6.2.	Seller shall inform Buyer not less than three (3) weeks before the date, when Seller intends to perform the Source Inspection Test, and thereby shall invite Buyer to attend and observe the Source Inspection Test for the Product by its respective technical or project personnel. Seller, and, in case a representative of the respective technical or project personnel of Buyer attends the Source Inspection Test, also a representative of the technical or project personnel of Buyer shall sign the Source Inspection Test Protocol in Annex 2 to this Agreement in order to record that the Product has provisionally fulfilled the Acceptance Conditions as outlined in the Acceptance Test Protocol in Annex 3 to this Agreement and is ready for delivery. Should Buyer fail to attend the Source Inspection Test notwithstanding due notification by Seller, the Source Inspection Test Protocol in Annex 2 to this Agreement shall be signed by Seller only, and Buyer shall not be entitled to dispute due performance of the Source Inspection Test thereafter.

7.	DELIVERY OF THE PRODUCT AND ACCEPTANCE OF DELIVERY OF THE PRODUCT BY BUYER

7.1.	Upon successful performance of the Source Inspection Test as set out in Clause 6.2. of this Agreement, Seller shall notify Buyer on the date when the Product is ready for delivery and shall thereupon deliver the Product to Buyer in accordance with the Delivery Terms. Buyer shall accept delivery of the Product in accordance with the Delivery Terms on the date when Seller has notified Buyer that the Product is ready for delivery, provided, however, that this date is no earlier than three (3) weeks before the agreed upon date of Availability for Delivery.

7.2.	Should Buyer refuse to accept delivery of the Product within a maximum period of three (3) weeks from the notification of Seller to Buyer that the Product is ready for delivery, Seller in its sole discretion shall be entitled to (i) charge Buyer for any and all costs for such delay, including, but not limited to, reasonable costs for further storing the Product at the production site in Austria and default interest for the thereby delayed payment of the remaining instalments of the Contract Price and/or (ii) deem this Agreement cancelled pursuant to Clause 12.10. of this Agreement, sell the Product to any other customer, utilize the Product for any other purpose, and/or rebuild the Product at the earliest possible time.

7.3.	Transfer of risk in the Product from Seller to Buyer shall occur in accordance with the Delivery Terms. Transfer of title to and ownership of the Product from Seller to Buyer shall be subject to full and final payment as set out in the retention of title clause under Clause 12.6. of this Agreement.

8.	INSTALLATION AND COMMISSIONING OF THE PRODUCT AT BUYER’S INSTALLATION SITE

8.1.	After delivery of the Product at Buyer’s Installation Site Seller shall, within four (4) weeks, start the execution of the installation and commissioning of the Product together with the respective technical or project personnel of Buyer. Installation and commissioning of the Product will only start once Buyer has advised Seller that Buyer’s Installation Site has been duly and timely prepared as follows:

(a)	Weather-tight building with all foundations and civil works and services has been completed, with ambient room temperature between a range of +18°C to +27°C;

Confidential

EV Group	-6 -	[***]

(b)	All supply connections for the Product according to Seller’s specifications are available and fully operating;

(c)	A mobile hoist or fork-lift device has been made available by Buyer; and

(d)	Any other specifications and requirements which Seller may have reasonably required from Buyer have been duly fulfilled.

8.2.	In addition to the deliveries and services mentioned in Clause 3 of this Agreement, Buyer shall provide and make available at no charge to Seller

(a)	one (1) electrician, and

(b)	two (2) system operators

who are technically competent, and appropriately licensed where required. Such personnel of Buyer shall be immediately available to assist Seller’s personnel during the installation and commissioning of the Product as well as during the performance of the Acceptance Test for the Product.

9.	ACCEPTANCE TEST FOR THE PRODUCT AT BUYER’S INSTALLATION SITE

9.1.	After the Product has been installed and commissioned at Buyer’s Installation Site, Seller shall perform an acceptance test for the Product in accordance with the Acceptance Test Protocol in Annex 3 to this Agreement (herein referred to as “Acceptance Test”). The purpose of the Acceptance Test is to demonstrate that the Product fulfils the Acceptance Conditions as set forth in the Acceptance Test Protocol in Annex 3 to this Agreement. Substrates and any other materials needed for performance of the Acceptance Test shall be duly and timely supplied by Buyer at its cost.

9.2.	Seller shall inform Buyer not less than two (2) days before the date, when Seller intends to perform the Acceptance Test, and thereby shall invite Buyer to attend and participate in the Acceptance Test for the Product by its respective technical or project personnel. Upon such notification Buyer shall be obliged to participate in the performance of the Acceptance Test by its respective technical or project personnel and Buyer’s personnel shall actively cooperate with Seller’s personnel in all due respects in order to enable Seller to duly perform and successfully complete the Acceptance Test for the Product. Upon completion of the performance of the Acceptance Test for the Product a member of the technical or project personnel of Seller and a member of the technical or project personnel of Buyer shall sign the Acceptance Test Protocol in Annex 3 to this Agreement in order to record that the Product has fulfilled the Acceptance Conditions as set forth in the Acceptance Test Protocol in Annex 3 to this Agreement and consequently the Acceptance Test has been successfully completed. Any defects of the Product which may have occurred during the performance of the Acceptance Test shall be duly listed by Seller in the Acceptance Test Protocol or in a separate open items list, as Seller may choose to be appropriate.

Confidential

EV Group	-7 -	[***]

9.3.	For the purposes of this Agreement successful completion of the Acceptance Test for the Product shall be deemed to have occurred (herein referred to as “Final Acceptance of the Product”) either (i) if the Acceptance Test Protocol in Annex 3 to this Agreement has been duly signed by members of the technical or project personnel of the Parties pursuant to Clause 9.2. of this Agreement, or (ii) if upon completion of the performance of the Acceptance Test Buyer’s technical or project personnel refuses to sign the Acceptance Test Protocol and Seller may reasonably demonstrate that the Product in fact has fulfilled the Acceptance Conditions as set forth in the Acceptance Test Protocol in Annex 3 to this Agreement, or (iii) if the Acceptance Conditions as set forth in the Acceptance Test Protocol in Annex 3 to this Agreement have not been fulfilled during the performance of the Acceptance Test and such nonfulfilment is due to actions taken or omitted by Buyer, including, without limitation, if Buyer does not duly participate in the performance of the Acceptance Test by its respective technical or project personnel, if Buyer’s personnel does not actively cooperate with Seller’s personnel in order to enable Seller to duly perform and successfully complete the Acceptance Test, or if Buyer does not provide testing conditions or testing materials which comply with the specifications as duly and timely required by Seller.

9.4.	Upon Final Acceptance of the Product, Seller shall be deemed to have discharged all its obligations under this Agreement, except for warranty, service and indemnity obligations if applicable. Further, at this point of time the final instalment of the Contract Price shall be due and payable by Buyer to Seller.

9.5.	Buyer understands that the Acceptance Test has the purpose of demonstrating to Buyer that the Product fulfils the Acceptance Conditions as set forth in the Acceptance Test Protocol in Annex 3 to this Agreement and operates in accordance with such specifications. For this purpose, Seller may be required to modify or revise the Product and/or any Software to satisfy such specifications, and will require access to the Product for such purposes should modifications or revisions be necessary. Therefore, until Final Acceptance of the Product, Buyer shall grant to Seller access to the Product at all times during normal business hours for such purposes and Buyer shall use the Product only for testing and training purposes as authorized by Seller in order to accomplish Final Acceptance of the Product. Until Final Acceptance of the Product, Buyer shall not be entitled to use the Product for any other purposes, including, but not limited to, production and other commercial purposes and Buyer shall not be entitled to run processes on the Product other than processes needed to accomplish Final Acceptance of the Product.

Confidential

EV Group	-8 -	[***]

9.6.	Any software installed on the Product, contained in the Product, sold as part of the Product and/or otherwise supplied with or for the Product (herein referred to as “Software”) is proprietary and Seller retains sole and exclusive ownership of all rights, title and interest in and to such Software. Seller herewith grants to Buyer a limited, non-exclusive, non-assignable, non-transferable personal license to use the Software on the specific Product with which or for which it was supplied. Until and during the time of performing the Acceptance Test for the Product the standard Software of Seller installed on the Product may be adapted to meet Buyer’s specifications and needs. Until Final Acceptance of the Product, only temporary Software shall be installed on the Product and Buyer’s above mentioned license for the Software in addition shall be limited to use such temporary Software and the Product only for testing and training purposes as authorized by Seller. Until Final Acceptance of the Product, Buyer shall not be entitled to use the Software and/or the Product for any other purposes, including, but not limited to, production and other commercial purposes and Buyer shall not be entitled to run processes on the Product other than processes needed to accomplish Final Acceptance of the Product. Buyer acknowledges and agrees that the temporary Software installed on the Product may have a built-in time locking feature that will cause the Product to “lock up” or become non-operational.

10.	WARRANTY

10.1.	Seller warrants to Buyer that (a) the Product shall confirm to its documentation and other specifications and shall be free from defects in design, material and workmanship except for ordinary wear and tear and corrosion; (b) when used in conjunction with the Product and any updates or errors corrections supplied by Seller, Software will conform to the provisions of this Agreement, and any documentation or technical specifications provided or published by Seller; and (c) services provided under this Agreement shall be provided and/or performed in a professional and workmanlike manner by qualified personnel and in accordance with the terms of this Agreement, including any service levels and response times set forth therein.

10.2.	The warranty period is twenty-four (24) months starting from the date of delivery of the Product at Buyer’s Installation Site. Any warranty claims shall be proven by Buyer.

10.3.	The warranty of Seller under this Agreement shall be limited to repair, replacement or re-performance of the defective part of the Product Software or service, or to take the Product back, the choice of remedy being at Seller’s sole discretion. Seller and Buyer may also mutually agree to refund an equitable portion of the Contract Price instead of the remedies as stated above. Seller shall be notified of any defect without any delay. Buyer shall grant Seller reasonable time and opportunity to make repairs or supply replacements. Where such time and opportunity are not granted, refused or delayed, Seller shall not be liable for the remedy of the defects concerned. Any on-site warranty support services of Seller will only be provided Monday through Thursday, for the period between 08:00 and 17:00, and Friday, for the period between 08:00 and 16:00, excluding local public holidays.

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EV Group	-9 -	[***]

a)	Standard support during the warranty period:

Seller warrants that its’ technical support hot-line is available during normal business hours with a response time of four (4) hours for production line Products and with a response time of twenty-four (24) hours for engineering line Products. In case of a Product down event Seller’s local field service organization will dispatch a qualified engineer to be on-site within three (3) working days upon Buyer’s request for production line Products and within ten (10) working days upon Buyer’s request for engineering line Products. The type of Product (production line or engineering line) is applicable as offered in the respective Quotation. All spare parts, excluding parts designated to be configuration specific, are held on stock on a non-exclusive basis. Parts on stock will be dispatched as fast as possible but latest the following working day for production line Products and within ten (10) working days for engineering line Products.

b)	Standard support after the warranty period:

Seller warrants that it’s technical support hot-line is available during normal business hours with an average response time of four (4) hours for production line Products and with an average response time of twenty-four (24) hours for engineering line Products. The type of Product (production line or engineering line) is applicable as offered in the respective Quotation. In case of a Product down event Seller’s local field service organization will strive to dispatch a qualified engineer to be on-site within three (3) working days upon receipt of Buyer’s valid purchase order for production line Products and within ten (10) working days upon receipt of Buyer’s valid purchase order for engineering line Products. Response times are not guaranteed and depend on resource utilization.

Regular turning spare parts, excluding parts designated to be configuration specific, are held on stock on a non-exclusive basis. Parts on stock will be dispatched according to Buyer’s requirements and Buyer’s valid purchase order.

10.4.	The warranty of Seller shall not apply in cases where defects arise from natural wear and tear, improper use or maintenance of the Product, including, but not limited to, the operation and maintenance of the Product not in compliance with the operating and maintenance manual and any further instructions as provided by Seller, Product failures due to the use of parts not purchased from (or recommended/approved by) Seller, alteration of the Product by Buyer or third parties, accident, external force, chemical or electrolytic action, or any other forces or influences not attributable to Seller. Any work carried out by Seller to correct any defects in such circumstances shall be chargeable separately to Buyer at the then applicable prices of Seller. Excluded from the warranty of Seller are seals and gaskets, O-rings, lamps, bulbs, mirrors, lubricants and fluids, expendable or wearing parts and all other consumables. Any defective part shall not be used by Buyer if its continued operation, its working or its use is likely to be the cause of further damage.

Confidential

EV Group	-10 -	[***]

10.5.	Upon Buyer’s notification of a defect to Seller, Buyer shall request Seller to issue a return material authorization number (herein referred to as “RMA Number”) for the defective part of the Product concerned. Within a maximum period of ten (10) days upon receipt of the RMA Number, Buyer shall duly return the defective part of the Product to Seller in order to enable Seller to assess the alleged defect and to choose the appropriate remedy of the defect. Seller shall inform Buyer on its assessment of the defect and the remedy of defect chosen by Seller without unnecessary delay. Any repairs or replacements shall be exclusively performed by Seller and shall be carried out within a reasonable period of time upon receipt of the respective defective part of the Product by Seller. Replacements may be supplied by Seller by delivering the respective replacement parts for the Product directly to Buyer. Any replaced parts shall become Seller’s property. Shipment and freight of defective parts of the Product from Buyer to Seller and of repaired or replaced parts for the Product from Seller to Buyer shall be made at Buyer’s sole risk and costs and shall always duly state the RMA Number for the defective part of the Product concerned. In case Buyer should not duly and timely comply with its obligations hereunder, Seller shall not be liable for the remedy of the defects concerned and any repaired or replaced parts of the Product as well as any services provided by Seller shall be invoiced to Buyer at the then applicable prices of Seller.

10.6.	Updates for the Software installed on the Product, which Seller in its sole discretion deems to be only improvements of the Product reliability, will be provided by Seller to Buyer during the warranty period at no charge. Furthermore updates for the Software for bug-fixes will be provided by Seller free of charge for up to ten (10) years upon the first delivery of the Product. Any on-site visit for the installation of bug-fixes will be chargeable separately to Buyer after the warranty period. Any other updates

(a)	for the Software which may be released by Seller and which Seller in its sole discretion deems to be revisions of, upgrades and/or enhancements to the Software installed on the Product; or

(b)	for the Software of an used and/or refurbished Product, if available, will not be provided under the forgoing warranty and shall be chargeable separately to Buyer at the then applicable prices of Seller.

Any and all Software is merely provided on an “AS IS” basis, subject to clause 10.1. (b).

Confidential

EV Group	-11 -	[***]

10.7.	Seller warrants spare parts availability, bug-fixes, field service and technical support by qualified engineers for up to ten (10) years upon delivery of the Product. Seller does not warrant one to one replacement parts availability. In case of parts obsolescence Seller will notify Buyer, create safety stocks as feasible and source alternative parts or retrofits if required. Seller will not compensate for any additional costs compared to one to one replacement parts. Beyond that ten (10) year period Seller will continue to provide support on best effort basis only.

Upgrades for additional functionalities and features are chargeable separately and independent from the warranty state to Buyer and are based on feasibility which will be checked on a case by case basis. The foregoing shall not apply for used and/or refurbished Products and used and/or refurbished spare parts.

10.8.	THE FOREGOING WARRANTY IS IN LIEU OF ANY AND ALL OTHER WARRANTY, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. ANY OTHER OR EXCEEDING CLAIMS OF BUYER AGAINST SELLER FOR WARRANTY AND/OR FOR DEFECTS DUE TO WHATEVER CAUSE, INCLUDING, BUT NOT LIMITED TO, ANY CLAIMS OF DAMAGES SHALL BE EXPRESSLY EXCLUDED. SELLER SHALL NOT BE LIABLE FOR ANY INDIRECT DAMAGES, INCLUDING, BUT NOT LIMITED TO, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGES, LOSS OF PROFIT, LOSS OF BUSINESS OPPORTUNITIES, LOSS OF PRODUCTION, OR LOSS OF DATA TO THE UTMOST EXTENT LEGALLY PERMISSIBLE. THIS EXCLUSION APPLIES REGARDLESS OF THE CAUSE OF SUCH DAMAGES, AND REGARDLESS OF WHETHER CLAIMED UNDER CONTRACT OR TORT. BUYER EXPRESSLY WAIVES ANY AND ALL OF ITS RIGHTS OF RESCISSION OF THIS AGREEMENT UNDER APPLICABLE LAW, INCLUDING, BUT NOT LIMITED TO, THE RIGHT OF RESCISSION FOR REASON OF MISTAKE, REDUCTION OF VALUE BY HALF, CHANGE OF CIRCUMSTANCES OR FRUSTRATION OF CONTRACT.

11.	TRAINING

11.1.	Seller shall provide basic operator and maintenance training for the Product at Buyer’s Installation Site immediately after Buyer’s personnel has signed the Acceptance Test Protocol in Annex 3 to this Agreement. The period of training is determined in the Scope of Delivery. Training will be performed during regular working hours.

11.2.	Buyer’s personnel, in general, shall be competent for the job assignment. In addition, maintenance training will require a thorough understanding of the English language and a good working knowledge of electronics, mechanics, robotics, and PLC (programmable logic controller) based products.

Confidential

EV Group	-12 -	[***]

12.	ADDITIONAL AND MISCELLANEOUS TERMS

12.1.	Entire Agreement and Modifications: This Agreement is based on Seller’s standard agreement as of August 2018. This Agreement including its Annexes constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and replaces any and all previous agreements, negotiations and correspondence, if any, relating to the subject matter hereof. No oral side-agreements exist to this Agreement. Any other terms, including, but not limited to, general terms and conditions of Buyer and/or remarks of Buyer made on purchase orders, order confirmations or otherwise as well as any other documents established by Buyer shall not become part of this Agreement and shall be invalid, unless explicitly accepted by Seller in writing. Amendments to and/or modifications of this Agreement shall only be valid if made in writing and signed by both Parties. Any waiver of this form requirement must be explicitly made in writing. For written confirmations to be obtained from Buyer’s personnel under this Agreement, Seller may use an electronic device (e.g. pads). Buyer agrees that it will not object to Seller relying on a printed copy of such evidence merely on the grounds that the confirmation concerned and/or the signature of Buyer’s personnel thereon has been obtained and stored by Seller in electronic form. The only authentic language of this Agreement is the English language and the English-language version shall take precedence over any translations.

12.2.	Severability: Should any provision of this Agreement be or become wholly or partly invalid or unenforceable this will not affect the validity or enforceability of the remaining provisions. The invalid or unenforceable provision shall be substituted by a valid or enforceable provision which in its essential purpose comes as close as possible to the invalid or unenforceable provision. The same applies in analogy to any gaps in this Agreement.

12.3.	No Third Party Beneficiaries: This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective universal legal successors, subject to the provisions of this Agreement, but shall not inure to the benefit of any third party. Notwithstanding the foregoing, neither this entire Agreement nor any of the rights and obligations under this Agreement may be assigned or transferred without the prior written consent of the other Party. In this connection Buyer is aware of and explicitly agrees that the Product is independently designed, produced and manufactured by an affiliate of Seller.

12.4.	Independent Agreement: In case the Product acquired by Buyer under this Agreement should consist of more than one product, system or equipment, any such part of the Product shall be deemed to be independent from the other part or parts of the Product for purposes of this Agreement, including, but not limited, for purposes of performance of the Acceptance Test, begin of the warranty period and payment of the respective part of the Contract Price. Any delay or non-performance with respect to one part of the Product shall not grant Buyer the right to delay or refuse delivery or acceptance of any other part of the Product and/or to off-set or to retain any payment due under this Agreement for any other part of the Product.

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12.5.	Consequential and other Losses: IT IS EXPRESSLY AGREED THAT NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFIT, LOSS OF BUSINESS OPPORTUNITIES, LOSS OF PRODUCTION, OR LOSS OF DATA TO THE UTMOST EXTENT LEGALLY PERMISSIBLE. THIS EXCLUSION APPLIES REGARDLESS OF THE CAUSE OF SUCH DAMAGES, AND REGARDLESS OF WHETHER CLAIMED UNDER CONTRACT OR TORT.

12.6.	Retention of Title and Ownership: Delivery of the Product to Buyer and/or Final Acceptance of the Product do not effect a transfer of title to and ownership of the Product to Buyer. Seller retains title to and ownership of the Product until full and final payment of the Contract Price and receipt of any other payment due to Seller under this Agreement. Until such full and final payment, Buyer shall be obliged to and responsible for exercising due care toward the Product, and Buyer shall not be entitled to sell, lease, pledge or otherwise enter into agreements on the Product or any parts thereof, or to use the Product including the Software for production and other commercial purposes. If Buyer should sell or transfer the Product or any parts thereof prior to full and final payment to Seller, the transfer shall be subject to any security interest for the benefit of Seller which may be available under applicable law and which may be validly granted by Buyer to Seller under applicable law.

12.7.	IP- Rights of Third Parties:

Seller shall grant a worldwide, non-exclusive, perpetual and irrevocable license, which is required for the operation of the Product and as expressly stated in the applicable quotation. However, the sale of the Product to Buyer does not convey rights or license, expressed or implied, to practice and/or run processes or to manufacture products which may be covered by copyrights, trademarks, patents, utility models, industrial designs, know-how or any other intellectual property rights owned and/or licensable by third parties. If required, Buyer shall obtain any such licenses directly from the respective licensor, at its own expense and costs.

Subject to the general terms and conditions of this Agreement, Seller shall at its own expense indemnify and hold harmless Buyer from and against any such claims which result from the fact that Seller knew, or should have known that the supplied Product as designed and produced on behalf of Seller violates or infringes upon any trademarks, patents, utility models or industrial designs of third parties. In the event of a suit for infringement whereby the operation of the Product is enjoined due to such misrepresentation of Seller, Seller shall at its own expense either procure for Buyer the right for continued operation, or replace the Product with substantially equal but non-infringing parts.

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12.8.	Documentation and Software: Seller reserves any and all rights in the operating and maintenance manual as well as any other technical or other documentation and any Software supplied with or for the Product. Subject to any further restriction contained in this Agreement, Buyer may use any such Software and documentation only for the operation and maintenance of the specific Product supplied by Seller, and shall not disclose them to any third party. Buyer agrees not to copy, modify, duplicate, de-compile, disassemble, translate or reverse engineer the Product, any parts thereof and/or the Software or permit others to do so.

12.9.	Standards: The Product is designed and constructed on behalf of Seller in accordance with the norms and standards as set out in the Scope of Delivery. Prior to Entering into Force of this Agreement, Buyer has advised Seller in writing of any and all other applicable safety and operating standards and regulations in force at Buyer’s Installation Site, if any. Buyer shall bear the costs of any alterations of and/or modifications to and/or additions to the Product which may be required in order for the Product to comply with any standards or regulations, which have not been advised to Seller in writing prior to Entering into Force of this Agreement.

12.10.	Cancellations and Returns: If this Agreement should be cancelled by Buyer for any reason whatsoever, Buyer shall pay to Seller within ten (10) days after written demand, the following cancellation charges as liquidated damages, which are not subject to any fault and/or to a right of mitigation: (i) If Buyer cancels this Agreement less than thirty (30) days before the agreed upon date of Availability for Delivery, Buyer shall pay to Seller a cancellation charge of fifty percent (50%) of the Contract Price. (ii) If Buyer cancels this Agreement in the period between thirty (30) to sixty (60) days before the agreed upon date of Availability for Delivery, Buyer shall pay to Seller a cancellation charge of forty percent (40%) of the Contract Price. (iii) If Buyer cancels this Agreement more than sixty (60) days before the agreed upon date of Availability for Delivery, Buyer shall pay to Seller a cancellation charge of thirty percent (30%) of the Contract Price. Buyer agrees that the above cancellation charges are a reasonable estimate of Seller’s usual costs, expenses and damages in the event an order is cancelled. Buyer shall compensate Seller for any costs, expenses and damages incurred by Seller which exceed the above cancellation charges, if this is due to the specific circumstances of the order (e.g. if time is of essence, in case of customized equipment, etc).

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12.11.	Choice of Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona excluding its conflict of law rules and excluding the application of the United Nations Convention on Contracts for the International Sale of Goods (CISG).

12.12.	Disputes: All disputes arising out of or related to this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (ICC) by one or three arbitrators appointed in accordance with these Rules. The place of arbitration shall be Phoenix, USA. The present arbitration clause shall be governed by the laws of Arizona. The language of arbitration shall be the English language. The proceedings shall be governed by the Rules of Arbitration of the International Chamber of Commerce (ICC). Notwithstanding this arbitration clause Seller shall be entitled at its sole discretion to forward any claims Seller may have against Buyer with the competent courts at the corporate seat of Seller or alternatively with the competent courts at the corporate seat of Buyer, as Seller may select at its sole discretion.

12.13.	Enticing Away of Employees: Each Party acknowledges that the other Party’s employees, including, but not limited to, customer service representatives are particularly valuable to the other Party both because the other Party has invested time and effort in their training and because they have knowledge of know-how and other trade secrets owned by or belonging to the other Party. As a result, each Party agrees not to directly or indirectly entice away any of the other Party’s employees for a period of one year from the Final Acceptance. Notwithstanding anything to the contrary, this Section will not prevent a Party from placing any general advertisement or similar notice in newspapers, trade publications or other media that is not targeted specifically at one or more employees of the other Party. Each Party undertakes to procure the due compliance of with this prohibition on enticing away employees of the other Party.

12.14.	Confidentiality: Except as explicitly provided below in this Section, the content of this Agreement as well as any and all information, documentation and/or other data of a confidential nature disclosed in connection with the performance of this Agreement, including, but not limited to, business, commercial and technical information, and all record bearing media containing or disclosing such information and techniques (herein referred to as “Confidential Information”) shall be treated with utmost confidentiality by each Party. Consequently, Confidential Information (i) shall not be distributed, disclosed, or disseminated in any way or form by each Party to anyone except its own or its affiliates’ employees, who have a reasonable need to know said Confidential Information and who are bound to confidentiality by their employment agreements or otherwise, (ii) shall be treated by each Party with the same degree of care to avoid disclosure to any third party as is used with respect to such Party’s own information of like importance which is to be kept confidential, and (iii) shall remain the property of the respective disclosing Party. The confidentiality obligations as set out herein shall not apply, however, to any information which (a) a Party can demonstrate, is already in the public domain or becomes available to the public through no breach by such Party of this Agreement, (b) was rightfully in a Party’s possession without confidentiality obligation prior to receipt from the other Party as proven by its written records, (c) can be proven to have been rightfully received by a Party from a third party, that was authorized or entitled to do so, (d) is independently developed by a Party as proven by its written records, (e) is approved for release by written agreement by the respective other Party, or (f) is required to be disclosed by law or the rules of any governmental organization.

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Notwithstanding the forgoing, Buyer may disclose the terms of this Agreement if such disclosure is required by law, rule, regulation, or an order from a court, regulatory agency or other governmental authority, or the rules of any stock exchange on which Buyer’s shares are listed or quoted.  In such event, Buyer will provide to Seller a copy of the agreement proposed to be disclosed so that Seller may consent to the disclosure of this agreement, including any redactions thereto proposed by Seller, such consent not to be unreasonably withheld. Buyer agrees to submit a request to the SEC or the applicable governing body that Seller’s redactions receive confidential treatment under the laws, rules and regulations of the SEC or otherwise be held in confidence to the fullest extent permitted under the laws, rules or regulations of the applicable governing body.

12.15.	Annexes: The following Annexes to this Agreement shall form an integral part of this Agreement as if fully set forth herein; in case of any discrepancy between an Annex to this Agreement and the text of this Agreement, the latter shall prevail:

Annex 1	Scope of Delivery (Seller’s Quotation No. [***]);

Annex 2	Source Inspection Test Protocol (at production site in Austria);

Annex 3	Acceptance Test Protocol (at Buyer’s Installation Site).

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IN WITNESS WHEREOF, the Parties agree that this Agreement is executed by duly authorized personnel from each Party and that in case of signing of this Agreement the date of Entering into Force of this Agreement is the latest date shown.

Akoustis, Inc.	EV Group Inc.
(Buyer)	(Seller)

Canandaigua, NY	Tempe, AZ
(Place)	(Place)

10/25/19	10/25/19
(Date)	(Date)

/s/ Mary Winters	/s/ David Kirsch
(Signature)	(Signature)

Mary Winters, VP, Wafer Fab	David Kirsch, Vice President & General Manager North America
(Name and Title)	(Name and Title)

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